UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under § 240.14a-12

GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 31, 2026, Genco Shipping & Trading Limited issued a letter to its shareholders and posted a communication on its LinkedIn account. Copies of the materials can be found below:

Shareholder Letter

 Successfully Executing Our Comprehensive Value Strategy  Over the past five years, the Genco team has been laser focused on executing our comprehensive value strategy to deliver strong returns for all shareholders. Our strategy centered around three core objectives:  1 2 3  Transforming Genco into a low-leverage, high-dividend company;  Maintaining significant flexibility to grow our fleet; and  Paying a sizable quarterly dividend through drybulk cycles based on our established dividend formula.  Dear Fellow Shareholders,  We are writing to update you on the strategic actions our Board of Directors and leadership team are taking to create and maximize value for all Genco shareholders.  In addition, we are providing context around the attempt of Diana Shipping Inc. (Diana) to take control of your Company through its inadequate acquisition proposal and proxy fight to replace our entire board with its handpicked directors.  We will be providing detailed information about our Annual Meeting and the actions you can take to protect your Genco investment in our proxy materials, which will be filed and mailed to shareholders in due course. We recommend you ignore or discard any proxy materials you may see or receive from Diana, one of our dry bulk shipping competitors.  Shareholders do not need to take any action at this time.  We are proud of our success across each of these goals since initiating the strategy in April 2021. Notably, we have:  Provided substantial returns to shareholders by distributing $292 million in dividends or approximately $7 per share;  Invested in our fleet to further expand our earnings power and dividend capacity by deploying $492 million into high-quality modern vessels; and  Fortified our balance sheet to strengthen our ability to pay dividends throughout various freight rate environments, reducing debt by $250 million prior to the recent redeployment of capital for fleet renewal in Q1 2026.  As a result, we have paid dividends for each quarter since implementing our value strategy, delivering total shareholder returns (TSR) of 213% over the past five years, more than double the S&P 500 TSR of 75% and more than five times Diana’s TSR of 37% over the same period.1 As we continue executing our value strategy, Genco is well positioned to drive value through drybulk shipping cycles.  1. Represents total shareholder returns as of the closing price on March 27, 2026 for the past five years as per Factset.

 Delivering Strong Results and  Returns for Shareholders  Our business has never been stronger. We ended the fourth quarter of 2025 with multi-year highs across EBITDA, TCE and a $0.50 dividend, which was our highest dividend since the fourth quarter of 2022 and our 26th consecutive quarterly dividend. Based on our firm fixtures to date, positive dry bulk market dynamics and the execution of our strategy, we expect to continue delivering value for our shareholders with a higher dividend in Q1 2026 versus Q1 2025 during what tends to be a seasonally softer period.  Over the last year, we continued to invest in the growth of our premium earning assets in sectors with compelling supply and demand fundamentals. As a result, we have increased our operating leverage and earnings power for the benefit of all shareholders. We have also further strengthened our balance sheet, positioning us to pursue additional accretive growth opportunities and continue delivering sizeable dividends, even amid today’s uncertain global market.  Maintaining Strong Corporate Governance Standards  Against this backdrop of strong performance, our highly experienced and qualified Board and management team remain committed to maintaining the highest standards of corporate governance. Genco continues to lead the drybulk industry in a number of ways:  We are the largest U.S.-headquartered drybulk shipping company and the only listed drybulk shipping company with no related party transactions;  We have a diverse and independent Board of Directors, half of whom are women, with extensive expertise across relevant business areas, including shipping, commodities, fleet and technical management, commercial operations, capital allocation, financial reporting and M&A; and  We have been consistently ranked in the top quartile on corporate governance practices among public shipping companies by Webber Research.

Our Board is Committed to Maximizing Shareholder Value

As we mentioned, Diana is looking to take control of Genco. As part of these efforts, they have made an indicative proposal to acquire Genco for $23.50 per share. Our Board evaluates all opportunities to maximize shareholder value. Consistent with its fiduciary duties, our Board reviewed the proposal in consultation with external advisors and rejected it.

Simply put, the Diana offer is too low. It does not capture the underlying value of Genco and fails to provide shareholders with an appropriate premium for control of Genco. Specifically, the proposal fails to appropriately compensate Genco shareholders for the hard work and strategic vision that have resulted in the Company's superior returns, premium earning assets, leading commercial operating platform, advantageous spot-focused commercial strategy and sizeable operating leverage in a strengthening drybulk market. We believe our shareholders should benefit from the work done to get us here, which we expect will continue to deliver strong returns going forward.

We have sought to engage constructively with Diana on alternative transaction structures that would serve the best interests of all Genco shareholders. We have also made it clear to Diana that we are open to engaging with them in good faith, if they can provide an offer that appropriately values Genco and adequately rewards all shareholders.

Diana has refused to engage on that basis. Instead, it launched a proxy contest aimed at replacing the entire Genco Board, we believe in an effort to advance its inadequate proposal or some other self-serving transaction.

Replacing the Board with Diana's Nominees Puts Your Investment and Value at Serious Risk

To be clear, the proxy contest is not a vote on whether to approve or reject Diana's $23.50 acquisition proposal. **It is a vote on whether to give Diana's nominees control of the Company.**

The choice is stark. You are deciding between Genco's highly qualified Board, which has a proven track record of delivering value to you, and Diana's handpicked slate of directors. Diana's history includes related-party transactions favoring insiders[2] and poor total shareholder returns. As shown below, Genco's Board and leadership team have generated far superior total shareholder returns than Diana.[3]

TSR	GNK	DSX
1-year	79%	49%
3-year	75%	(23)%
5-year	213%	37%

It is critical to understand the risk: If Diana's nominees gain control of Genco's Board, they could approve a transaction at a price **below** the latest proposal or take commercial actions that are unfavorable to Genco's shareholders. They could also decide to change our low leverage high dividend model, reducing shareholder returns. **We strongly believe Genco's current Board is best positioned to guide the Company forward and maximize value.**

2. Based on Diana's Form 20-F, filed with the Securities Exchange Commission on March 13, 2026, Item 7.B Major Shareholders and Related Party Transactions, at pps. 93-94 (www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276226000030/dsx-20251231.htm#a55253).

3. Represents the total shareholder returns of GNK and DSX as of the closing price on March 27, 2026, for the past 1-, 3- and 5-year periods as per Factset.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995  This communication contains forward-looking statements made pursuant to the saafe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to  differ materially from the forward looking statements contained in this communication are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form  8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.  Important Additional Information and Where to Find It  The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE  THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.  Certain Information Regarding Participants in the Solicitation  The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under  the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s Proxy Statement on Schedule 14A in connection with the 2025 Annual Meeting of Shareholders, filed with the SEC on April 9, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change  in Ownership on Form 4 filed with the SEC on May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Ms. Das (available here, here, here, here, and here); on May 22, 2025, June 3, 2025, August 26, 2025, November 12, 2025, November 26, 2025, and March 20, 2026 for Ms. Haines (available here, here, here, here, here, and here); May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Mr. Mavroleon  (available here, here, here, here, and here); May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Ms. Orsel (available here, here, here, here, and here); on May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Mr. Regan (available here, here, here, here, and here); on September 10, 2025, September 15, 2025, February 18, 2026, and February 23, 2026 for Mr. Wobensmith (available here, here, here, and here); on February 18, 2026, and February 23, 2026 for Mr. Allen (available here and here); on February 18, 2026, and February 23, 2026 for Mr. Adamo (available here and here); and on September 10, 2025, February 18, 2026, and February 23, 2026 for Mr. Christensen (available here, here, and here). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https:// investors.gencoshipping.com/.  Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.  Positioned to Generate Superior Value in 2026 and Beyond  We are executing a disciplined and deliberate plan that is delivering strong operational results and shareholder returns.  We are confident in our continued ability to generate superior value for our shareholders in 2026 and beyond.  Our Board is open-minded and will continue to take actions that are in the best interest of all Genco shareholders. Thank you for your ongoing support.  Sincerely,  John C. Wobensmith  Chairman of the Board and Chief Executive Officer  Kathleen C. Haines Lead Independent Director

LinkedIn Post

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s Proxy Statement on Schedule 14A in connection with the 2025 Annual Meeting of Shareholders, filed with the SEC on April 9, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Ms. Das (available here, here, here, here, and here); on May 22, 2025, June 3, 2025, August 26, 2025, November 12, 2025, November 26, 2025, and March 20, 2026 for Ms. Haines (available here, here, here, here, here, and here); May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025,

and March 20, 2026 for Mr. Mavroleon (available here, here, here, here, and here); May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Ms. Orsel (available here, here, here, here, and here); on May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Mr. Regan (available here, here, here, here, and here); on September 10, 2025, September 15, 2025, February 18, 2026, and February 23, 2026 for Mr. Wobensmith (available here, here, here, and here); on February 18, 2026, and February 23, 2026 for Mr. Allen (available here and here); on February 18, 2026, and February 23, 2026 for Mr. Adamo (available here and here); and on September 10, 2025, February 18, 2026, and February 23, 2026 for Mr. Christensen (available here, here, and here). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.